Exhibit 10.17

JOINT MARKETING AGREEMENT

THIS JOINT MARKETING AGREEMENT (this “Agreement”) is made as of this 18th day of June 2004, by and between Resorts International Hotel, Inc., a New Jersey corporation having a place of business at 1133 Boardwalk, Atlantic City, New Jersey 08401(“RIH”) and Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company having a place of business at The Las Vegas Hilton, 3000 Paradise Road, Las Vegas, Nevada 89109 (“LVH”).

RECITALS:

A. RIH owns and operates “Resorts Atlantic City,” a hotel and casino resort facility located in Atlantic City, New Jersey (“RIH Casino”).

B. LVH owns and operates “The Las Vegas Hilton” a hotel and casino resort facility located in Las Vegas, Nevada (“LVH Casino,” and together with the RIH Casino, the “Casinos”).

C. By virtue of extensive marketing and promotion, and adhering to the highest standards of service, the name “RESORTS INTERNATIONAL” and the related marks listed on Schedule A hereto (collectively, the “Resorts Marks”) have become well-known to the public, and enjoy a superior reputation and widespread goodwill with respect to the quality of services and products bearing the Resorts Marks.

D. RIH and LVH each have substantial experience in the marketing and operation of hotel and casino resort facilities, and independently posses unique and proprietary knowledge in the areas of marketing database systems management and premium player development.

E. RIH and LVH each believe it to be in their best interests to promote their respective Casinos by undertaking certain joint advertising and marketing efforts in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises and representations contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	JOINT ADVERTISING AND MARKETING EFFORTS.

1.1 Cooperative Covenant. The parties agree to cooperatively develop and implement such joint advertising and marketing programs for the Casinos as they may mutually agree upon. In connection with the efforts of the parties under this Agreement, each party shall utilize such personnel, resources, skills, know-how and information, as it considers necessary and consistent with its internal policies. It is understood by the parties that the nature of this cooperative effort is such that results cannot be guaranteed and that these efforts are being performed on a best efforts basis.

1.2 Joint Advertising and Marketing Efforts. Each of RIH and LVH shall (a) use reasonable efforts to cross-advertise one another’s Casino through their promotional materials and customer service representatives and (b) undertake and coordinate such additional promotional and marketing initiatives as the parties may agree from time to time. Each of the parties specifically agree that the form, content and design of any and all advertisements and promotional materials featuring the other party shall at all times during the Term (as defined below) be subject to such party’s final approval.

1.3 Participation in Promotions. Each of RIH and LVH may, to the extent practicable, participate in promotional events sponsored by the other. Such participation shall in each case be on a case-by-case basis.

1.4 Identification in Promotional Materials. Throughout the Term of this Agreement, each of the parties agree to include a prominent references to the RIH Casino and the LVH Casino, as the case may be, on all promotional and advertising material where such a reference would be appropriate.

1.5 Joint Review. Each of LVH and RIH shall designate a person with authority to review and approve on behalf of such party all promotional materials using the Marks (as hereinafter defined) of such party. There shall be overall joint cooperation and review of all proposed promotional and marketing initiatives. Periodic conferences shall be held between RIH and LVH personnel to review the progress of the advertising and marketing initiatives implemented pursuant to this Agreement and to discuss and review in advance any new advertising and marketing strategies. The parties shall make a good faith effort to agree on any necessary changes to the advertising and marketing strategies developed under this Agreement, but final approval of any program or use of the Marks of a party shall be in such party’s sole discretion.

1.6 Mutual Covenant as to Advertisement. Each of RIH and LVH agree that their respective marketing and advertising efforts shall at all times comply with all applicable laws, rules and regulations and will not contain any material which is obscene, threatening, fraudulent, harassing, libelous, infringing of third party intellectual property rights, or otherwise illegal or offensive.

1.7. Hilton Agreement. RIH acknowledges that LVH is subject to certain limitations and is required to comply with certain procedures in connection with advertising and marketing under the License Agreement dated as of June 18, 2004 between LVH and Hilton Inns, Inc. (the “Hilton License”). RIH agrees that any advertising and/or marketing of the LVH Casino is subject in all respects to the terms of the Hilton License, and that in connection with any advertising and/or marketing of the LVH Casino by any means, including, without limitation, the use of websites, RIH shall comply with all applicable terms, conditions and limitations set forth in the Hilton License.

2.	TERM.

2.1 Term. The term of this Agreement shall commence on the date hereof and shall continue for a period of ten (10) years (the “Initial Term”) and, at the end of the Initial Term and each year thereafter, shall automatically renew for an additional one (1) year (Initial Term together with any renewal, the “Term”) unless the Initial Term or Term are sooner terminated as provided for herein.

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2.2 Termination. This Agreement may be terminated:

a. Upon six (6) months’ prior written notice to the other party; or

b. Upon the mutual written consent of both parties.

2.3 Automatic Termination. This Agreement shall automatically terminate upon the occurrence of any of the following events:

a. The breach by a party of any of its obligations hereunder provided that the other party has given written notice of the alleged breach and such breach is continuing after thirty (30) days from the date of said notice;

b. The loss by either party of any license required to operate their respective Casino;

c. Any material part of the parties’ rights under this Agreement shall be declared invalid or unenforceable;

d. A party ceases to function as a going concern, becomes insolvent, makes an assignment for the benefit of creditors, files a petition or has a petition filed against it under any bankruptcy, insolvency, reorganization or similar law in any country, commits an act of bankruptcy or similar law or takes any action to effect any of the foregoing; or

e. The acquisition by a third party, whether by way of merger, consolidation, asset sale or stock sale, of either RIH or LVH.

f. In the event Archon Financial, L.P. exercises any of it remedies pursuant to the Loan Agreement dated as of June 18, 2004 between LVH, as Borrower, and Archon Financial, L.P., as Lender, including foreclosure on the LVH Casino or the tender by LVH of a deed in lieu of foreclosure.

3.	CROSS-LICENSING PROVISIONS.

3.1 Trademark Licensing.

a. License Grant to RIH. LVH hereby grants to RIH a non-exclusive, limited, worldwide, non-assignable and royalty-free license throughout the Term of this Agreement (i) to display the LVH Trademarks (as defined below) on RIH’s Internet web sites and RIH’s promotional materials in order to promote the LVH Casino and (ii) to otherwise carry out RIH’s obligations under this Agreement. RIH hereby agrees not to use the LVH Trademarks or any confusingly similar marks in connection with any goods or services other than those relating to the LVH Casino. For purposes of this Agreement, the “LVH Trademarks” shall mean those trademarks, service marks, names, logos and designations identified in Schedule B attached hereto, together with such other marks that may be adopted by LVH after the date hereof and included within the scope of this Agreement by notice from LVH to RIH.

b. License Grant to LVH. RIH hereby grants to LVH a non-exclusive, limited, worldwide, non-assignable and royalty-free license throughout the Term of this

Agreement (i) to display the RIH Trademarks (as defined below) on LVH’s Internet web sites and LVH’s promotional materials in order to promote the RIH Casino and (ii) to otherwise carry out LVH’s obligations under this Agreement. LVH hereby agrees not to use the RIH Trademarks or any confusingly similar marks in connection with any goods or services other than those relating to the RIH Casino other than as expressly provided herein. For purposes of this Agreement, the “RIH Trademarks” shall mean those trademarks, service marks, names, logos and designations identified in Schedule C attached hereto, together with such other marks that may be adopted by RIH after the date hereof and included within the scope of this Agreement by notice from RIH to LVH. In addition, RIH hereby grants to LVH a non-exclusive, worldwide, non-assignable and royalty-free license throughout the Term of this Agreement to use the Resorts Marks in connection with the operation, advertising and promotion of the LVH Casino, and the right to sublicense the Resorts Marks to Hilton Inns, Inc. pursuant to the Hilton License Agreement (the Resorts Marks, the RIH Trademarks and the LVH Trademarks shall be collectively referred to as the “Marks”).

3.2 Title to Marks. Each party acknowledges that nothing contained in this Agreement transfers to the other party any right, title or proprietary interest (including without limitation any intellectual property rights), in any part of the marketing or promotional efforts which are the subject matter hereof, or any proprietary information including, without limitation, the Marks, trade secrets, know-how, inventions, patents (including applications, extensions, continuations, renewals and re-issues thereof), copyrights and designs. Except as provided herein, no licenses of either party’s Mark’s are granted or implied under this Agreement.

3.3 Goodwill Associated with Marks. The parties agree that protection of the goodwill associated with their respective Marks and the protection of consumers against trademark confusion are of paramount importance to each of them. Accordingly, the parties covenant not to do anything that would damage the goodwill presently associated with the Resorts Marks, the RIH Trademarks and the LVH Trademarks, as the case may be, and to always cooperate with each other to prevent consumers from being confused as to the source or origin of the goods and services produced and marketed by each of them under their respective Marks.

3.4 Use of Resorts Marks. RIH shall have the right to exercise quality control over the Resorts Marks to the extent necessary to maintain the validity of the Resorts Marks and to protect the goodwill associated therewith. In using the Resorts Marks, LVH shall adhere to a level of quality consistent with the standards of quality established for the Resorts Marks by RIH. In addition, whenever LVH uses the Resorts Marks in any media of general circulation, including the Internet, LVH shall use the Resorts Marks in such fashion as to identify clearly LVH as the origin of such use. Upon RIH’s reasonable request, LVH shall submit to RIH for its approval samples of proposed or actual uses by LVH of the Resorts Marks.

3.5. Use of LVH Marks. RIH acknowledges that LVH licenses certain of the LVH Trademarks from Hilton Inns, Inc. pursuant to the Hilton License Agreement (the “Hilton Marks”). RIH agrees that the sub-license of the Hilton Marks set forth in Section 3.1 (a) herein is subject in all respects to the terms of the Hilton License, and that in connection with any use by RIH of the Hilton Marks, RIH shall comply with all applicable terms, conditions and limitations set forth in the Hilton License.

4.	COST ALLOCATION.

4.1 Cost Allocation.

Any party that incurs costs in excess of its direct share or any expense which is directly allocable to or incurred on behalf of the other party shall be reimbursed by such party so long as such party consented to such expense prior to the incurrence of same. All expenses associated with the compliance of any governmental authority regulating gaming in the States of New Jersey and Nevada, including without limitation the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Nevada Gaming Commission and the Nevada State Gaming Control Board shall be the expense of the party regulated by such authority.

4.2 Expenses. Each of RIH and LVH agrees to be solely responsible for and to pay out of its own funds all expenses incurred by such party relating to or arising out of such party’s performance of this Agreement, including without limitation, fees, taxes, insurance premiums, legal and accounting service fees, all secretarial, photocopying, telecommunications, office supplies and other support services, and travel, food and lodging expenses; provided, however, that LVH shall reimburse RIH for the expenses incurred by RIH in the preparation of this Agreement.

4.3 Employer Liability. Each party agrees that its shall be solely responsible for, and that the other party shall have no liability with respect to, the compensation of and any claims asserted by its respective officers, directors, partners, members, employees or agents assigned or requested to perform under this Agreement. For purposes of this Section 4.3, “compensation” shall include salary, wages, benefits and federal, state and local payroll taxes, and “claims” shall include disability, workers’ compensation, discrimination or other employer liability or tort claim.

5.	CONFIDENTIALITY.

5.1 Confidentiality. Each of RIH and LVH acknowledges that it may acquire Confidential Information (as defined below) with respect to the other party and the business such party conducts. In connection therewith, each party covenants to refrain from disclosing at any time any such Confidential Information with respect to the other unless legally compelled to disclose such information in response to a summons, order or subpoena issued by a court or governmental agency (provided that such party shall have provided the other party with prompt written notice of any such request or requirement so that it may seek a protective order or other appropriate remedy). Upon any termination of this Agreement, each party agrees to return to the other party all documents or recorded material of any type (including all copies thereof) which may be in its possession or under its control and which constitutes or relates to Confidential Information of the other party.

For purposes of this Agreement “Confidential Information” shall mean all confidential information with respect to a party and its affiliates and the business they conduct, including, without limitation, confidential information and trade secrets concerning business and other plans, customer names, customer requirements and supplier names, profit formulas and financial plans. “Confidential Information” shall not include (i) information generally known to the public, and (ii) information properly and legally received from a third party which is not an affiliate of RIH or LVH and which is not under any duty to the other party not to disclose such information.

5.2 Remedies. Each of RIH and LVH hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Information recited herein are in addition to, and not in lieu of, any rights or remedies each may have available to it pursuant to the laws of any jurisdiction or common law or judicial precedent to prevent the disclosure of proprietary or Confidential Information, and the enforcement by either of them of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies that it may possess in law or equity absent this Agreement.

5.3 Survival. The provisions of this Section 5 shall survive any termination of this Agreement.

6.	INDEMNIFICATION.

6.1 Each of RIH and LVH (each an “Indemnitor”) agrees to indemnify the other party and such party’s officers, members, shareholders, employees, agents and controlling persons (collectively, “Indemnitees”) from and against any and all liabilities imposed on such party and its Indemnitees by any governmental authority by reason of Indemnitor’s performance of its obligations under this Agreement.

6.2 Each of RIH and LVH agrees to indemnify and hold the other party and such party’s Indemnitees free and harmless from and against any damages, liability, cost, claim, fee, obligation or expense, including attorneys’ fees and expenses incurred in defense of any of the foregoing (“Losses”), arising out of or in connection with this Agreement; provided, however, that the obligation to indemnify and hold harmless hereunder shall not include any Losses suffered by any party or its Indemnitees arising out of the gross negligence or willful misconduct of any such party or its Indemnitees or the performance of duties not in conformity with, or in breach of, this Agreement.

6.3 The provisions of this Section 6 shall survive any termination of this Agreement.

7.	REPRESENTATIONS AND WARRANTIES.

7.1 RIH Representations and Warranties. RIH represents and warrants as follows:

a. RIH is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of its organizational documents of RIH, or any other agreement.

c. This Agreement has been duly executed and delivered by RIH and constitutes the legal, valid and binding obligation of RIH enforceable against it in accordance with its terms.

7.2 LVH Representations and Warranties. LVH represents and warrants as follows:

a. LVH is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to conduct its business as now conducted.

b. The execution, delivery and performance by it of this Agreement and the consummation of the transactions contemplated thereby do not and will not violate or conflict with any provision of its organizational documents or operating agreement of LVH, or any other agreement.

c. This Agreement has been duly executed and delivered by LVH and constitutes the legal, valid and binding obligation of LVH enforceable against it in accordance with its terms.

8.	MISCELLANEOUS.

8.1 No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto and it may not be enforced by any party other than the parties to this Agreement and shall not give rise to liability to any third party other than the authorized successors and assigns of the parties hereto.

8.2 Relationship of the Parties. For all purposes herein, RIH and LVH shall be deemed to be independent contractors of one another and neither party shall act, represent or hold itself out as having authority to act as an agent or partner of the other party. Nothing express or implied in this Agreement is intended or shall be construed to create or establish a joint venture or a partnership between the parties hereof.

8.3 Limitation on Damages. Neither party shall be liable to the other party for any consequential damages resulting from a breach hereof.

8.4 Force Majeure. Neither party shall be responsible for delays, failures or omissions due to any cause beyond its reasonable control, wherever arising and not due to its own negligence and which cannot be overcome by the exercise of due diligence, including, but not limited to, labor disturbances, riots, fires, earthquakes, floods, storms, lightening, epidemics, war, civil disorders, hostilities, expropriation or confiscation of properties, failure of or delays by carriers, interference by civil or military authorities, acts of God, acts or regulations of Federal, state or local governments or branches or agencies thereof. When the event operating to excuse performance by either party shall cease this Agreement shall continue in full force and effect.

8.5 Assignments. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. No such assignment shall be valid until approved to the extent required by the New Jersey Casino Control Commission or the Nevada Gaming Commission. If an assignment is so approved, this Agreement shall inure to the benefit of and be binding on the assignee or subcontractor.

8.6 Dispute Resolution. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement, any amendments thereof, or the breach thereof, shall be determined and settled by arbitration in New York, New York in accordance with the Rules of the American Arbitration Association. Any award rendered therein shall be final and binding on the parties, and judgment may be entered thereon in any court having jurisdiction thereof. All costs of arbitration shall be borne [equally or by the losing party].

8.7 Amendments. This Agreement may not be amended, modified, altered or waived, in whole or in part, except by a subsequent writing, signed by both parties.

8.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given to the applicable party (i) on the date of personal delivery or delivery by telecopier, (ii) on the business day immediately following transmittal to a major overnight commercial courier, or (iii) five (5) days after deposit in the United States mail, postage prepaid, in any case addressed to the address or telecopy number of the applicable party set forth below, or such other address or number as such party may hereafter specify by notice to the other:

If to RIH:	Resorts International Hotel, Inc.
1133 Boardwalk
Atlantic City, New Jersey 08401
Facsimile: 609-340-7892
Attention: Nicholas R. Amato
Sr. Vice President & General Counsel

If to LVH:	Colony Resorts LVH Acquisitions, LLC
The Las Vegas Hilton
3000 Paradise Road
Las Vegas, Nevada 89109
Facsimile: 702-739-5927
Attention: Lou Dorn
Vice President & General Counsel

8.9 Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the internal laws of the State of New Jersey.

8.10 Casino/Gambling Acts. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall be deemed to include all provisions required by the New Jersey Casino Control Act, Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Applicable Gaming Laws”), incorporate by reference such provisions as if fully restated in this Agreement and shall, to the extent required, be conditioned upon approval of the New Jersey Casino Control Commission and the Nevada Gaming Commission. To the extent that any term or provision contained in this Agreement shall be inconsistent with the Applicable Gaming Laws, the provisions of such Applicable Gaming Laws shall govern. To the extent so required pursuant to the laws of the State of New Jersey or the State of Nevada, the New Jersey Casino Control Commission and the Nevada Gaming Commission shall have the right to subsequently disapprove and cancel this Agreement. Each party agrees to perform its duties under this Agreement in accordance with the laws, ordinances, regulations and rules of any and all qualified public authorities having jurisdiction over the conduct of each of the parties’ business and Casinos, including without limitation, New Jersey Casino Control Commission and the Nevada Gaming Commission.

8.11 Entire Agreement. This document constitutes the entire agreement between the parties, all prior oral or written agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

8.12 Captions. The captions used herein are for convenience only and do not in any way affect, limit, amplify or otherwise modify the terms and provisions of this Agreement.

8.13 Counterparts. This Agreement may be executed in one or more counterparts with each such counterpart deemed to be an original hereof and all such counterparts deemed to be one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Joint Marketing Agreement as of the day and year first written above.

Resorts International Hotel, Inc.

By:	/s/ Audrey Oswell
Audrey Oswell
President and Chief Executive Officer

Colony Resorts LVH Acquisitions, LLC

By:	/s/ Rodolfo Prieto
Name:	Rodolfo Prieto
Title:	Chief Executive Officer and General Manager

SCHEDULE A

RESORTS MARKS

1.	“Resorts International”

2.	“R” + crest (depicted below)

SCHEDULE B

LVH TRADEMARKS

SCHEDULE C

RIH TRADEMARKS